EXHIBIT 99.1

Greatbatch, Inc. Reports 2014 First Quarter Results

FRISCO, Texas, April 30, 2014 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB), today announced results for its first quarter ended April 4, 2014 highlighted by 17% organic constant currency revenue growth; 16% improvement in adjusted operating income; and 23% improvement in adjusted diluted EPS.

	Three Months Ended
	April 4,	March 29,	%	January 3,	%
(Dollars in thousands, except per share data)	2014	2013	Change	2014	Change
Sales	$ 174,281	$ 148,265	18%	$ 176,619	(1)%
Organic Constant Currency Sales Growth	17%	(4)%		13%

GAAP Operating Income	$ 22,524	$ 14,339	57%	$ 12,863	75%
GAAP Operating Income as % of Sales	12.9%	9.7%		7.3%

Adjusted Operating Income*	$ 22,310	$ 19,311	16%	$ 19,407	15%
Adjusted Operating Income as % of Sales	12.8%	13.0%		11.0%

GAAP Diluted EPS	$ 0.58	$ 0.23	152%	$ 0.38	53%
Adjusted Diluted EPS*	$ 0.54	$ 0.44	23%	$ 0.55	(2)%

Adjusted EBITDA*	$ 31,562	$ 28,075	12%	$ 28,715	10%
Adjusted EBITDA as a % Sales	18.1%	18.9%		16.3%
* Refer to Tables A, B and C at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

"We are off to an excellent start in fiscal 2014, as our strong first quarter results put us on track to achieve our full year strategic objective of 5% organic constant currency top-line growth and twice that amount to our bottom-line," stated Thomas J. Hook, president and CEO. "These results reinforce our strategy of enhancing our sales and marketing capabilities while sustaining our research and development efforts to grow our portfolio of intellectual property, which is designed to drive market share gains for our customers and increase value for our shareholders."

CFO Comments

"As expected, our revenue increased significantly over the prior year first quarter. Our 17% organic constant currency revenue growth was the main driver behind our strong operating income which, on an adjusted basis, increased 16% versus the same period 2013, and continued cash flow improvement. Our adjusted diluted EPS totaled $0.54, a 23% improvement over first quarter 2013. The easier comparison with the first quarter of 2013, combined with our strong and growing portfolio of intellectual property and enhancements to our sales and marketing capabilities resulted in over 20% revenue growth in three of our Greatbatch Medical product lines. With that said, the quarter over prior year quarter comparisons will become more difficult for the balance of the year. We are refocusing our product line offerings in the portable medical space to products that have increased profitability. Correspondingly, we have discontinued or reduced volumes in certain of our lower margin products, which is expected to impact our results for the balance of 2014. We continue to leverage our volume and deliver productivity, which more than offset our increased sales, marketing and RD&E investments, and higher performance-based compensation in the first quarter of 2014 when compared to the same period of 2013. These operating results drove the 12% increase in adjusted EBITDA," commented Michael Dinkins, executive vice president and CFO.

Mr. Dinkins continued, "Based upon our results for the first quarter, as well as our expectations for the remainder of the year, we believe we will be at the upper end of our 2014 guidance of 3% to 6% organic constant currency revenue growth and 7% to 12% adjusted diluted EPS improvement."

First Quarter Results

First quarter 2014 sales increased 18% over the prior year to $174.3 million, or 17% on an organic constant currency basis. In comparison to the prior year, foreign currency exchange rate fluctuations increased sales by approximately $1 million. The increase in sales was primarily due to the easier comparisons with the prior year first quarter, as well as our sales force driving core business growth. First quarter 2013 results were impacted by the shutdown of our Swiss Orthopaedic facility, which has now been fully transitioned to other Greatbatch facilities, as well as the timing of customer orders. During the first quarter of 2014, we experienced record sales in our cardiac/neuromodulation product line which grew 23%, as well as a 23% increase (20% organic constant currency) in our orthopaedic product line, and 23% growth in our vascular product line.

Consistent with our increase in sales, gross profit increased 18% to $57.6 million in the first quarter of 2014, compared to $48.7 million for the comparable 2013 period. In comparison to the prior year quarter, gross profit as a percentage of sales remained consistent at 33.0% as production efficiencies were offset by contractual price concessions and higher performance-based compensation.

Selling, general and administrative ("SG&A") expenses increased $1.7 million to $21.8 million for the first quarter of 2014 compared to $20.1 million for the same period of 2013. This increase is attributable to the sales and marketing investments made in order to drive core business growth, as well as higher performance-based compensation in comparison to the prior year, partially offset by cost savings in connection with our operating unit realignment in the second half of 2013.

Net research, development and engineering ("RD&E") costs for the 2014 first quarter of $13.5 million increased $2.5 million over the first quarter of 2013. This increase was partially attributable to a decrease in customer cost reimbursements compared to the prior year of $1.3 million, due to the timing of achievement of milestones on various projects. The remainder of this increase was primarily due to a higher level of performance-based compensation, as well as higher costs incurred in connection with the development of our next generation cardiac products (i.e. batteries, capacitors, filtered feedthroughs), which began in 2013.

In total, net medical device costs incurred by our QiG segment were $5.9 million for the first quarter 2014, compared to $7.4 million for the respective 2013 period. Our lower expenses reflect a decrease in design verification testing ("DVT") costs incurred in connection with the development of our Spinal Cord Stimulation ("SCS") system to treat chronic intractable pain of the trunk and/or limbs from $1.7 million for the comparable 2013 period to $0.7 million for first quarter 2014. QiG's medical device technology investment is primarily focused on successfully commercializing Algostim and selective opportunities that leverage the strengths of Greatbatch Medical to drive sustainable growth. In December 2013, we submitted our documentation for premarket approval ("PMA") of Algostim to the United States Food & Drug Administration ("FDA"), and in January 2014 documentation for European CE Mark was submitted to the notified body, TÜV SÜD America.

GAAP operating income for the first quarter of 2014 was $22.5 million compared to $14.3 million for the 2013 first quarter. This increase was primarily due to our increased sales and lower consolidation and optimization costs, partially offset by higher SG&A and RD&E expenses. Adjusted operating income, which excludes net other operating (income) expenses, for the first quarter 2014 was $22.3 million compared to $19.3 million for the comparable 2013 period. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the "Use of Non-GAAP Financial Information" section below.

The 2014 first quarter GAAP effective tax rate was 32.4% compared to 19.9% for the same period of 2013. This increase was primarily attributable to the reinstatement of the federal R&D tax credit in 2013 through the end of 2013 and retroactive back to the beginning of 2012. As required, the full year impact of the R&D tax credit relating to 2012 was recognized in the first quarter of 2013. The federal R&D tax credit has not yet been extended for 2014. Excluding the impact of the incremental 2012 R&D tax credit included in 2013, as well as including the impact of what the R&D tax credit would be for 2014 if enacted, the effective tax rate decreased to 30.5% for the first quarter of 2014 compared to 41.1% for the 2013 first quarter primarily due to higher income in lower tax rate jurisdictions, as well as negative discrete items recorded in the first quarter of 2013, which did not reoccur in 2014.

GAAP diluted EPS for the first quarter of 2014 were $0.58 compared to $0.23 for the first quarter of 2013 an increase of 152%. Adjusted diluted EPS for the first quarter 2014 totaled $0.54 compared to $0.44 for the corresponding 2013 period, a 23% increase for the quarter. Refer to Table B at the end of this release for a reconciliation of GAAP net income to adjusted net income and the "Use of Non-GAAP Financial Information" section below.

Cash flows provided by operating activities for the first quarter of 2014 were $7.0 million compared to an outflow of $7.6 million for the 2013 first quarter. This quarter over quarter increase was primarily due to a higher level of operating income in 2014 compared to 2013. Additionally, during the first quarter of 2013, the Company paid $6.1 million of severance payments in connection with the consolidation of its Swiss orthopaedic operations.

Product Line Sales
The following table summarizes the Company's sales by major product lines (dollars in thousands):

	Three Months Ended
	April 4,	March 29,		January 3,
Product Line	2014	2013	Chg.	2014	Chg.
Greatbatch Medical
Cardiac/Neuromodulation	$ 86,780	$ 70,524	23%	$ 85,408	2%
Orthopaedic	36,431	29,623	23%	38,204	(5)%
Portable Medical	19,203	18,889	2%	18,367	5%
Vascular	13,050	10,624	23%	13,205	(1)%
EME	18,131	17,962	1%	20,549	(12)%
Total Greatbatch Medical	173,595	147,622	18%	175,733	(1)%
QiG	686	643	7%	886	(23)%
Total Sales	$ 174,281	$ 148,265	18%	$ 176,619	(1)%

Organic Constant Currency Sales Growth	17%	(4)%		13%
Orthopaedic Organic Constant Currency Sales Growth	20%	11%		33%

Product Line Sales Highlights

Cardiac/neuromodulation sales for the first quarter 2014 increased 23% over the prior year period to a record $86.8 million. This growth was driven by our core product portfolio, which benefited from customer product launches that leverage our technology. Additionally, this product line benefited from easier quarter over quarter comparisons due to the timing of customer orders and inventory replenishments. More specifically, we experienced strong growth in batteries, capacitors, molded components and assembly revenue. We continue to see an increased pace of product development opportunities from our cardiac customers. We believe that these opportunities, combined with our increased sales and marketing resources, will allow the Company to continue to grow this product line faster than the underlying market.

Orthopaedic sales of $36.4 million for the first quarter of 2014 increased 23% in comparison to the prior year and included a benefit from foreign currency exchange rate fluctuations of approximately $1 million. On an organic constant currency basis, orthopaedic product line sales increased 20% in comparison to the prior year first quarter. We experienced growth across all of our orthopaedic products, which was primarily due to our sales force productivity, marketing efforts, and market growth. It is noted that our 2013 first quarter sales were impacted by our Swiss orthopaedic facility consolidation during that period.

Portable medical sales for the first quarter of 2014 were consistent with the 2013 period. We are refocusing our product line offerings in the portable medical space to products that have increased profitability. Correspondingly, we have discontinued or reduced volumes in certain of our lower margin products, which is expected to impact our results for the balance of 2014. This strategy has resulted in the loss of some lower margin business, but not the customer, which was offset by market share gains in certain products and the timing of customer orders.

Vascular sales for the first quarter of 2014 increased $2.4 million, or 23% in comparison to the prior year and reflects the continued adoption of our medical device products and the relaunch of a vascular medical device near the end of 2013 which, as previously communicated, was voluntarily recalled in the fourth quarter of 2012.

First quarter sales from our energy, military and environmental ("EME") product line benefited from strong growth (8%) in energy sales partially offset by a decrease in military and environmental sales due to the timing of orders from our customers.

QiG revenue for the first quarter of 2014 includes sales of neural interface technology, components and systems to the neuroscience and clinical markets and remained relatively consistent with the prior year.

Financial Guidance

Based upon our results for the first quarter, as well as our expectations for the remainder of the year, we believe we will be at the upper end of our 2014 revenue and adjusted EPS guidance provided at the beginning of the year as follows:

Sales	$685 - $705 million

GAAP Operating Income as a % of Sales	11.0% - 11.5%
Adjusted Operating Income as a % of Sales	13.0% - 13.3%

Capital Expenditures	$25 - $35 million
GAAP/Adjusted Effective Tax Rate	34% - 35%

GAAP Diluted EPS	$1.94 - $1.99
Adjusted Diluted EPS	$2.25 - $2.35

Adjusted operating income for 2014 is expected to consist of GAAP operating income excluding items such as acquisition, consolidation, integration and asset disposition/write-down charges totaling approximately $12 million to $15 million. The after tax impact of these adjustments is estimated to be $7.5 million to $10 million or $0.31 to $0.35 per share. The current expected GAAP effective tax rate for 2014 does not include the benefit of the U.S. R&D tax credit, which expired at the end of 2013. If reinstated, our 2014 GAAP effective tax rate could be lowered to 32% to 33%.

Conference Call

The Company will host a conference call on Wednesday April 30, 2014 at 5:00 p.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or by dialing 866-271-6130 and the participant passcode is 10763512. An audio replay will also be available beginning from 9:00 p.m. E.T. on April 30, 2014 until May 7, 2014. To access the replay, dial 888-286-8010 and enter the pass code 74540101.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. The company develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets; and batteries for high-end niche applications in the portable medical, energy, military, and environmental markets. Additional information is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles ("GAAP"), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and organic constant currency growth rates. These adjusted amounts, other than adjusted EBITDA and organic constant currency growth rates, consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of certain non-cash charges to interest expense, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses in connection with developing our neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) certain tax items related to the Federal R&D Tax Credit. Adjusted earnings per diluted share were calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income plus GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. To calculate organic constant currency growth rates, which exclude the impact of changes in foreign currency exchange rates, as well as the impact of any acquisitions or divestitures of product lines on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous periods' foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and organic constant currency growth rates provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption "Financial Guidance," are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or variations or the negative of these terms or other comparable terminology. These forward-looking statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; changes in and challenges related to compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration and foreign government agencies regulating medical device approvals; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

	Three Months Ended
	Greatbatch Medical		QiG		Unallocated		Total
	April 4,	March 29,	April 4,	March 29,	April 4,	March 29,	April 4,	March 29,
(dollars in thousands)	2014	2013	2014	2013	2014	2013	2014	2013
Sales	$ 173,595	$ 147,622	$ 686	$ 643	$ —	$ —	$ 174,281	$ 148,265

Operating income (loss) as reported	$ 35,128	$ 26,515	$ (5,913)	$ (7,356)	$ (6,691)	$ (4,820)	$ 22,524	$ 14,339
Adjustments:
Medical device DVT expenses (RD&E)(a)	—	—	—	1,734	—	—	—	1,734
Consolidation and optimization (income) costs	(546)	2,760	27	—	685	302	166	3,062
Acquisition and integration (income) expenses	—	40	(430)	70	2	1	(428)	111
Asset dispositions, severance and other	47	65	—	—	1	—	48	65
Adjusted operating income (loss)	$ 34,629	$ 29,380	$ (6,316)	$ (5,552)	$ (6,003)	$ (4,517)	$ 22,310	$ 19,311
Adjusted operating margin	19.9%	19.9%	N/A	N/A	N/A	N/A	12.8%	13.0%

(a) As a result of the Company's PMA submission to the FDA for its spinal cord neuromodulation system to treat chronic pain of the trunk and limbs in December 2013, the Company no longer is excluding DVT costs associated with this system from adjusted operating income and adjusted diluted EPS. DVT costs incurred in connection with the development of this system during the first quarter of 2014 were $704 thousand.

Table B: Net Income and Diluted EPS Reconciliation

	Three Months Ended
	April 4,		March 29,
	2014		2013
		Impact		Impact
		Per		Per
	Net	Diluted	Net	Diluted
(in thousands except per share amounts)	Income	Share	Income	Share
Net income as reported	$ 14,922	$ 0.58	$ 5,663	$0.23
Adjustments:
Medical device DVT expenses (RD&E)(a)	—	—	1,127	0.05
Consolidation and optimization (income) costs(a)	(716)	(0.03)	2,340	0.10
Acquisition and integration (income) expenses(a)	(278)	(0.01)	72	—
Asset dispositions, severance and other(a)	31	—	65	—
Loss (gain) on cost and equity method investments, net(a)(b)	(534)	(0.02)	46	—
CSN conversion option discount and deferred fee accelerated amortization(a)(c)	—	—	2,906	0.12
R&D Tax Credit(d)	400	0.02	(1,500)	(0.06)
Adjusted net income and diluted EPS(e)	$ 13,825	$ 0.54	$ 10,719	$ 0.44
Adjusted diluted weighted average shares	25,694		24,415

(a) Net of tax amounts computed using a 35% tax rate for all non-Swiss items and a 0% tax rate for Swiss items for both the 2014 and 2013 periods.
(b) Pre-tax amounts are a gain of $822 thousand and a loss of $70 thousand for the 2014 and 2013 periods, respectively.
(c) Pre-tax amount is $4.5 million for the 2013 period.
(d) The federal R&D tax credit has not yet been extended for 2014. The 2014 amount assumes that the tax credit will be enacted for the full year 2014. The 2013 amount relates to the 2012 portion of the R&D tax credit which was reinstated in the first quarter of 2013 retroactive back to the beginning of 2012. As required, the impact of the R&D tax credit relating to 2012 was recognized in the first quarter of 2013.
(e) The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.

Table C: Adjusted EBITDA Reconciliation

	Three Months Ended
	April 4,	March 29,
(dollars in thousands)	2014	2013
Sales	$ 174,281	$ 148,265

Adjusted operating income*	$ 22,310	$ 19,311

Add: Depreciation and amortization	9,252	8,764
Adjusted EBITDA	$ 31,562	$ 28,075
Adjusted EBITDA as a % of sales	18.1%	18.9%

* Refer to Table A for a reconciliation of GAAP to adjusted amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended
	April 4,	March 29,
	2014	2013
Sales	$ 174,281	$ 148,265
Cost of sales	116,685	99,516
Gross profit	57,596	48,749
Operating expenses:
Selling, general and administrative expenses	21,755	20,092
Research, development and engineering costs, net	13,531	11,080
Other operating (income) expenses, net	(214)	3,238
Total operating expenses	35,072	34,410
Operating income	22,524	14,339
Interest expense	1,084	6,988
Other (income) expense, net	(621)	285
Income before provision for income taxes	22,061	7,066
Provision for income taxes	7,139	1,403
Net income	$ 14,922	$ 5,663

Earnings per share:
Basic	$ 0.61	$ 0.24
Diluted	$ 0.58	$ 0.23

Weighted average shares outstanding:
Basic	24,614	23,750
Diluted	25,694	24,415

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	April 4,	January 3,
	2014	2014
Current assets:
Cash and cash equivalents	$ 38,325	$ 35,465
Accounts receivable, net	117,221	113,679
Inventories	118,083	118,358
Refundable income taxes	—	2,306
Deferred income taxes	5,967	6,008
Prepaid expenses and other current assets	5,165	6,717
Total current assets	284,761	282,533
Property, plant and equipment, net	145,186	145,773
Amortizing intangible assets, net	72,922	76,122
Indefinite-lived intangible assets	20,288	20,288
Goodwill	347,251	346,656
Deferred income taxes	2,949	2,933
Other assets	17,020	16,398
Total assets	$ 890,377	$ 890,703

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 43,122	$ 46,508
Income taxes payable	1,889	—
Deferred income taxes	619	613
Accrued expenses	24,366	44,681
Total current liabilities	69,996	91,802
Long-term debt	195,000	197,500
Deferred income taxes	51,440	52,012
Other long-term liabilities	7,119	7,334
Total liabilities	323,555	348,648
Stockholders' equity:
Preferred stock	—	—
Common stock	25	24
Additional paid-in capital	352,988	344,915
Treasury stock	(720)	(1,232)
Retained earnings	198,912	183,990
Accumulated other comprehensive income	15,617	14,358
Total stockholders' equity	566,822	542,055
Total liabilities and stockholders' equity	$ 890,377	$ 890,703

CONTACT: Betsy Cowell
         VP Finance and Treasurer
         Greatbatch, Inc.
         214.618.4982
         ecowell@greatbatch.com